Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of this twenty first day of December, 2010 (the “Effective Date”), by and between Central Virginia Bankshares, Inc. (the “Company”), and Herbert E. Marth, Jr. (the “Executive”) and to which Central Virginia Bank, a wholly-owned subsidiary of the Company (the “Bank”) is made a party.

WHEREAS, the Executive has been an independent contractor of the Bank;

WHEREAS, the Company wishes to employ the Executive;

WHEREAS, the Company considers the availability of the Executive’s services to be important to the management and conduct of the Company’s business and desires to secure the continued availability of the Executive’s services; and

WHEREAS, the Executive is willing to make his services available to the Company on the terms and subject to the conditions set forth herein.

NOW THEREFORE, the parties, intending to be legally bound, agree as follows:

Part I:  General Employment Terms

1.           Employment, Duties and References to the Company.  Effective on the Effective Date, the Executive shall be employed as the Chief Operating Officer of the Company and the Bank on the terms and subject to the conditions of this Agreement.  Unless this Agreement is otherwise terminated in accordance with the terms and conditions set forth herein, the Executive will become the President and Chief Executive Officer of the Company and the Bank on January 1, 2011, and will relinquish, as of such date, his position as Chief Operating Officer of the Company and the Bank.  The Executive accepts such employment and agrees to perform to the best of his abilities and in accordance with general business standards of conduct, the managerial duties and responsibilities of the position he holds.  The Executive agrees to devote the necessary time and attention on a full-time basis to the discharge of such duties and responsibilities of an executive nature relating to the position as may be assigned to the Executive by the Board of Directors of the Company or its designee.  The Executive may accept any elective or appointed positions or offices with any duly recognized associations or organizations whose activities or purposes are closely related to the banking business or service which would generate goodwill for the Company and its subsidiaries, provided that the Executive must notify the Board of Directors of the Company periodically of such positions or offices which he holds.

On January 18, 2011, the Company and the Bank shall appoint the Executive to their respective Boards of Directors.

References in this Agreement to services rendered for the Company and compensation and benefits payable or provided by the Company shall include services rendered for, and compensation and benefits payable or provided by, any Affiliate, including but not limited to the Bank.  References in this Agreement to the “Company” shall mean any business entity that, directly or indirectly, through one or more of the Company’s intermediaries is controlled by the Company.

2.           Term.  Subject to Part II of this Agreement, the term of this Agreement is effective as of the Effective Date, and will continue through the third anniversary of the date here of, unless terminated or extended as hereinafter provided.  On the second anniversary of the Effective Date of this Agreement and on each anniversary date thereafter (each such anniversary date is referred to as the “Renewal Date”), this Agreement shall be extended for one-year so as to terminate two years from the Renewal Date.  This Agreement will not, however, be extended if either party notifies the other in writing at least ninety (90) days prior to the applicable Renewal Date that the Agreement shall not be extended beyond its current term.  The term of this Agreement, including any renewal term, is referred to as the “Term.”

3.           Compensation.

(a)           Base Salary.  For the remaining portion of the calendar year 2010 and for the calendar year 2011, the Company shall pay or cause the Bank to pay the Executive an annual base salary not less than $260,000.00.  The base salary shall be paid to the Executive in accordance with established payroll practices of the Company (but no less frequently than monthly).  In connection with the annual performance review of the Executive, beginning in October 2011, the Company will review the base salary amount (with the goal of completing such annual review by November 30 of each year or as soon thereafter as is practical) to consider whether any increase should be made to the base salary for such year.  The base salary during the original term will not be less than that in effect at the beginning of the original term or, during a renewal term, will not be less than that in effect at the beginning of the renewal term.

(b)           Annual Bonus.  During the Term, the Executive will be eligible to participate in any of the Company’s long-term or short-term incentive plans, pursuant to Annual Bonus Metrics adopted by the Compensation Committee on an annual basis in the first quarter of each year and reviewed with the Executive.

(c)           Stock Award.  On or before January 3, 2011, the Company will grant the Executive 18539 shares of restricted stock pursuant and subject to the terms, limitations and conditions of the Central Virginia Bankshares, Inc. 2006 Stock Incentive Plan and the restricted stock agreement that is attached hereto.  The Executive will be responsible for the payment of any and all personal income taxes attributable to the restricted stock grants.

4.           Benefits.

(a)           Benefit Programs.  The Executive shall be eligible to participate in any plans, programs or forms of compensation or benefits that the Company or its subsidiaries provide to the class of employees that includes the Executive, in accordance with the terms of such plans or programs, on a basis not less favorable than that provided to such class of employees, including, without limitation, group medical, disability and life insurance, vacation and sick leave, and a retirement plan; provided, however, a reasonable transition period following any change in control, merger, statutory share exchange, consolidation, acquisition or transaction involving the Company or any of its subsidiaries shall be permitted in order to make appropriate adjustments in compliance with this Section 4.  It is understood that the Board of Directors may, in its sole discretion, establish, modify or terminate such plans, programs or benefits.

(b)           Vacation.  The Executive shall be entitled to five (5) weeks of vacation annually without loss of pay, to be accrued and used in accordance with the standard Company vacation policy.

(c)           Automobile.  The Company shall provide the Executive with a reasonable monthly automobile allowance in an amount determined by the Board of Directors of the Company or its designee, which amount shall not be less than $600.00.  The automobile allowance shall be paid in accordance with established payroll practices of the Company, but not less frequently than monthly.

(d)         Supplemental Executive Retirement Plan.    Subject to approval by the United States Department of Treasury, the Executive will be eligible to participate in the Central Virginia Bankshares, Inc. Supplemental Executive Retirement Plan and will initially be credited with two Years of Service.

5.           Reimbursement of Expenses.  The Company shall reimburse or cause the Bank to reimburse the Executive promptly, upon incurring reasonable expenses, subject to presentation of adequate substantiation, including receipts, for the reasonable travel, entertainment, lodging and other business expenses incurred by the Executive, including, without limitation, those expenses incurred by the Executive and the Executive’s spouse in attending trade and professional association conventions, meetings and other related functions.  However, the Company reserves the right to review these expenses periodically and determine, in its sole discretion, whether future reimbursement of such expenses to the Executive will continue without prior approval by the Board of Directors of the Company or its designee of the expenses.  In no event will such reimbursements be made later than the last day of the year following the year in which the Executive incurs the reimbursable expense.  The Company will reimburse the Executive for reasonable professional fees incurred by him in connection with the negotiation and review of this Agreement, up to a maximum of $3,500.00.

6.           Termination of Employment.

(a)           Death or Incapacity.  The Executive’s employment under this Agreement shall terminate automatically upon the Executive’s death.  In the event of termination due to the death of the Executive, the Executive’s beneficiary designated in writing (provided such writing is executed and dated by the Executive and delivered to the Company in a form acceptable to the Company prior to the Executive’s death) and surviving the Executive or, if none, the Executive’s estate, as applicable, shall receive, in addition to all other benefits accruing upon death, an amount equal to three (3) months of the Executive’s base salary in effect at his death.  Such amount will be payable over the three (3) month period beginning the month following the month in which the Executive’s death occurred in accordance with the established payroll practices of the Company (not less frequently than monthly) for the period during which such payments are to be made.  If the Company determines that the Incapacity, as hereinafter defined, of the Executive has occurred, it may terminate the Executive’s employment and this Agreement upon thirty (30) days’ written notice, provided that, within thirty (30) days after receipt of such notice, the Executive shall not have returned to full-time performance of the Executive’s assigned duties.  “Incapacity” shall mean the failure of the Executive to perform the Executive’s assigned duties with the Company on a full-time basis as a result of mental or physical illness or injury as determined by a physician selected by the Company for ninety (90) consecutive calendar days.  The Executive shall not be entitled to any additional benefits under this Agreement as a result of a termination due to Incapacity.  Notwithstanding any other provision in this Agreement to the contrary, the Company and the Bank shall comply with all of the requirements of the Americans with Disabilities Act, 42 USC § 12101 et. seq., as amended.

(b)           Termination by Company With or Without Cause.  The Company may terminate the Executive’s employment during the term of this Agreement, with or without Cause.  For purposes of this Agreement, “Cause” shall mean:

(i)           the Executive’s willful misconduct in connection with the performance of the Executive’s duties which the Company believes does or may result in material harm to the Company;

(ii)           the Executive’s misappropriation or embezzlement of funds or property of the Company;

(iii)           the Executive’s fraud or dishonesty with respect to the Company;

(iv)           the Executive’s failure to perform any of the duties and responsibilities required by the Position (other than by reason of Incapacity) or the Executive’s willful failure to follow reasonable instructions or policies of the Company, in either case after being advised in writing of such failure and being given a reasonable opportunity and period (as determined by the Company) to remedy such failure, if such failure can be remedied;

(v)           the Executive’s conviction of, indictment for (or its procedural equivalent), or entering of a guilty plea or plea of no contest with respect to any felony or any other crime involving moral turpitude or any other crime with respect to which imprisonment is a possible punishment; or

(vi)           the Executive’s breach of a material term of this Agreement, or violation in any material respect of any code or standard of behavior generally applicable to officers of the Company, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by the Company) to remedy such breach or violation, if such breach or violation can be remedied;

(vii)           the Executive’s breach of fiduciary duties owed to the Company; or

(viii)           the Executive’s willful engagement in conduct that, if it became known by any regulatory or governmental agency or the public, is reasonably likely to result, in the good faith judgment of the Company, in material injury to the Company, monetarily or otherwise.

(c)           Termination by Executive for Good Reason.  The Executive may terminate employment for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean:

(i)           the continued assignment to the Executive of duties inconsistent with the Executive’s position, authority, duties or responsibilities as contemplated by Section 1 hereof or, in the event of a Change of Control (as hereinafter defined), Section 10(a);

(ii)           any action taken by the Company which results in a substantial reduction in the status of the Executive, including a significant diminution in the Executive’s position, authority, duties or responsibilities;

(iii)           the relocation of the Executive to any other primary place of employment which might require the Executive to move the Executive’s residence which, for this purpose, includes any reassignment to a place of employment located more than fifty (50) miles from the Executive’s initially assigned place of employment, without the Executive’s express written consent to such relocation; provided, however, this subsection (iii) shall not apply in connection with the relocation of the Executive if the Company decides to relocate its headquarters; or

(iv)           any failure by the Company, or any successor entity following a Change of Control, to substantially comply with the terms of this Agreement after being advised in writing of such failure and having been given a reasonable opportunity and period to remedy such failure, if such failure can be remedied.

Notwithstanding the above, “Good Reason” shall not include the removal of the Executive as an officer of any subsidiary of the Company in order that the Executive might concentrate the Executive’s efforts on the Company, any resignation by the Executive where Cause for the Executive’s termination by the Company exists, or an isolated, insubstantial and/or inadvertent action not taken in bad faith by the Company and which is remedied by the Company within a reasonable time after receipt of notice thereof is given by the Executive.

7.           Termination, Survival of Obligations and Restrictions on Competition.

(a)           Survival of Obligations. Notwithstanding the termination of this Agreement or the termination of Executive’s employment for any reason, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination.  In addition, no termination of this Agreement shall affect any liability or other obligation of either party which shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach.  No termination of employment shall terminate the obligation of the Company to make payments of any vested benefits provided hereunder or the obligations of Executive under Sections 7 and 8 and 13 of this Agreement.  The existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Company of the restrictions, covenants and agreements contained in this Agreement. The parties intend that the covenants and restrictions in Sections 7(g) through (h) and 8 be enforceable against Executive regardless of the reason that his employment by the Company may terminate and that such covenants and restrictions shall be enforceable against Executive even if this Agreement expires after a notice of nonrenewal is given by Executive or the Company.

(b)  Without Cause, Good Reason.  If, during the Term, either the Company should terminate the Executive’s employment without Cause or the Executive shall terminate employment for Good Reason, the Executive shall receive, at the end of the payroll period that follows the payroll period in which his employment terminates, his salary earned through the date of termination and any long-term or short-term incentive payments earned, but not yet paid, for any year prior to the year in which Executive’s employment terminates.  Executive shall also receive the following items on the later of the applicable date set forth below or the 52nd day following his termination of employment, provided that Executive signs a release and waiver of claims reasonably satisfactory to the Company that becomes irrevocable within 52 days of his termination of employment, and provided further that any portion of the premium due to be paid by the Company during such 52-day period under item (ii) of this Section 7(b) shall be paid by the Company on the due date, whether or not the release and waiver has been signed:

(i)           Salary continuation at the Executive’s then current base rate of pay in regular installments each coinciding with the Company’s regularly scheduled pay periods for a period of eighteen (18) months from the date of termination of employment;

(ii)           If Executive timely elects COBRA coverage, his current benefits under group health and dental plans will continue. In such case, (a) Executive will receive such benefits at the rates paid by active participants, and (b) for eighteen months the Corporation will continue to pay its portion of the premiums.  In no event shall such benefits continue beyond the period permitted by COBRA, and periods of coverage under this Agreement shall offset Executive’s period of coverage under COBRA.

 (c )   Date of Payment of Incentive Payments.  Any  long-term or short-term incentive payments due under Sections 7(b), (l) and (m) shall be paid on (i) the date of payment to other employees eligible for bonuses or other short term incentive compensation under the same plan or plans or, (ii) if no date or time frame for payment is specified in those plans, by March 15 of the calendar year following the calendar year in which the compensation is earned.

(d)           No Entitlement Upon Breach.  Notwithstanding anything in this Agreement to the contrary, if Executive breaches Sections 7 (f) through (h) or 8  of this Agreement, with the exception of earned but unpaid base salary, Executive will not thereafter be entitled to receive any further compensation or benefits pursuant to this Section 7(b) (i) or (ii).

(e)           Regulatory Requirement.  The Company shall not be required to make payment of, or provide any benefit under, Section 7(b) to the extent such payment is prohibited by the terms of the regulations presently found at 12 C.F.R. part 359 or to the extent that any other governmental approval of the payment required by law is not received.

(f)           Non-Competition.    During the Term and throughout any further period that he is an employee of the Bank, and during the time Executive is receiving salary continuation benefits under Section 7(b)(i), Executive will not serve as the President, Chief Operating Officer or other executive officer of any bank or bank holding company with a banking office located within twenty-five (25) miles of the headquarters of the Company or within ten (10) miles of any bank branch operated by the Bank.

(g)           Non-Solicitation of Current Bank Employees.  During the Term and throughout any further period that he is an employee of the Bank, and for the longer of:

(i)           eighteen months from and after the date that Executive is (for any reason) no longer employed by the Bank; or

(ii)           for a period of eighteen months from the date of entry by a court of  competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Executive;

the Executive will not, directly or indirectly, on behalf of the Executive or any other person or entity, solicit or induce, or attempt to solicit or induce, any person currently employed by the Bank  to terminate his or her relationship with the Bank.

(h)           Non-Solicitation of Bank Customers.  During the Term and throughout any further period that he is an employee of the Bank, and for the longer of:

(i) eighteen months from and after the date that Executive is (for any reason) no longer employed by the Bank; or

(ii) for a period of  eighteen months from the date of entry by a court of  competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Executive the Executive will not, except to the extent necessary to carry out his duties as an employee of the Bank, directly or indirectly provide Competitive Services (as defined below) to any Customer (as defined below), and shall not, directly or indirectly, on behalf of the Executive or any other person or entity, solicit or divert away or attempt to solicit or divert away any Customer of the Bank for the purpose of selling or providing Competitive Services, provided the Bank is then still engaged in the sale or provision of Competitive Services.  It is agreed that notwithstanding the above to the contrary, Executive may engage in business ventures as long as they are not competitive with the Bank.  Anything to the contrary notwithstanding, Executive may own, as a passive investor, securities of any public competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

(i)           Definitions.  For purposes of Section 7 (h) of this Agreement, the term “Customer” means any individual or entity to whom or to which the Bank provided Competitive Services within two years of the date on which the Executive’s employment terminates. "Competitive Services" means providing financial products and services of the types that, as of the date of Executive’s termination of employment, are provided to Customers of the Bank, whether such services are provided directly by the Bank or by others under a contractual arrangement with the Company or the Bank.

(j)           Reasonableness.  The Executive agrees that the covenants in this Section 7 (f) through  (h) are reasonably necessary to protect the legitimate interests of the Company, are reasonable with respect to the time and territory and do not interfere with the interests of the public.  The Executive further agrees that the descriptions of the covenants contained in this Section 7 (f) through (h) are sufficiently accurate and definite to inform the Executive of the scope of the covenants.

(k)           Effect of Invalidity.  The parties have attempted to limit the Executive’s right to compete only to the extent necessary to protect the Company from unfair competition.  The parties recognize, however, that reasonable people may differ in making such a determination.  Accordingly, the parties intend that the covenants contained in Sections 7 (f) through (h) to be completely severable and independent, and any invalidity or unenforceability of any one or more such covenants will not render invalid or unenforceable any one or more of the other covenants.  The parties further agree that, if the scope or enforceability of a covenant contained in Sections 7 (f) through (h) is in any way disputed at any time, and if permitted by applicable law, a court or other trier of fact may modify and reform such provision to substitute such other terms as are reasonable to protect the Company’s legitimate business interests.

(l)           Death or Incapacity.  If the Executive’s employment is terminated by reason of death or incapacity in accordance with Section 6(a) hereof, this Agreement shall terminate without further obligation to the Executive or the Executive’s beneficiary designated in writing (provided such writing is executed and dated by the Executive and delivered to the Company in a form acceptable to the Company prior to the Executive’s death) and surviving the Executive or, if none, the Executive’s estate, as applicable, other than to pay to such person or estate, at the end of the payroll period that follows the payroll period in which his employment terminates, his salary earned through the date of termination, such additional salary amounts as provided in Section 6(a) in the event of the Executive’s death, and any long-term or short-term incentive payments earned, but not yet paid, for any year prior to the year in which Executive’s employment terminates.

(m)           Cause: Other Than for Good Reason.  If the Executive’s employment shall be terminated for Cause or the Executive terminates his employment for other than Good Reason, this Agreement shall terminate without any further obligation of the Company to the Executive other than to pay to the Executive any unpaid annual base salary through the date of termination at the end of the payroll period that follows the payroll period in which his employment terminates, and any long-term or short-term incentive payments earned, but not yet paid, for any year prior to the year in which Executive’s employment terminates.  Notwithstanding the termination of the Agreement, the Executive will still be required to comply with the covenants set forth in Sections 7(g ) through (h) and 8 of this Agreement.

(n)           Remedies.  The Executive acknowledges that the restrictions set forth in Sections 7(f) through (h) and 8 of this Agreement are just, reasonable, and necessary to protect the legitimate business interests of the Company.  The Executive further acknowledges that if the Executive breaches or threatens to breach any provision of Section, the Company’s remedies at law will be inadequate, and the Company will be irreparably harmed.  Accordingly, the Company shall be entitled to an injunction, both preliminary and permanent, restraining the Executive from such breach or threatened breach, such injunctive relief not to preclude the Company from pursuing all available legal and equitable remedies.  In addition to all other available remedies, if the Executive violates the provisions of Sections 7(g ) through  (h) and 8, the Executive shall pay all costs and fees, including attorneys’ fees, incurred by the Company in enforcing these provisions.  If, on the other hand, it is finally determined by a court of competent jurisdiction that a breach or threatened breach did not occur under Sections 7(g) through (h) or 8  of this Agreement, the Company shall reimburse the Executive for reasonable legal fees incurred to defend that claim.

(o)         Resignation from Board of Directors.    The Executive will immediately submit his resignation as a director of the Bank and the Holding Company should his employment terminate for any reason.

8.           Confidentiality.  As an employee of the Company, the Executive will have access to and may participate in the origination of non-public, proprietary and confidential information relating to the Company and/or its subsidiaries, and the Executive acknowledges a fiduciary duty owed to the Company and its subsidiaries not to disclose impermissibly any such information.  Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, methods of marketing and operation, and other data or information of or concerning the Company or its customers that is not generally known to the public or in the banking industry.  The Executive agrees never to use or disclose to any third party any such confidential information, either directly or indirectly, except as may be authorized in writing specifically by the Company.

Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit the Executive from performing any duty or obligation that shall arise as a matter of law.  Specifically, the Executive shall continue to be under a duty to truthfully respond to any legal and valid subpoena or other legal process.  This Agreement is not intended in any way to proscribe the Executive’s right and ability to provide information to any federal, state or local agency in response or adherence to the lawful exercise of such agency’s authority.  In the event the Executive is requested to disclose confidential information by subpoena or other legal process or lawful exercise of authority, the Executive shall promptly provide the Company with notice of the same and either receive approval from the Company to make the disclosure or cooperate with the Company in the Company’s effort, at its sole expense, to avoid disclosure.

Part II:  Change of Control

9.           Employment After a Change of Control.  If a Change of Control of the Company occurs during the Term, and the Executive is employed by the Company on the date the Change of Control occurs (the “Change of Control Date”), the Company will continue to employ the Executive in accordance with the terms and conditions of this Agreement for the period beginning on the Change of Control Date and ending on the third anniversary of such date (the “Change of Control Employment Period”).  If a Change of Control occurs on account of a series of transactions, the Change of Control Date is the date of the last of such transactions.  Notwithstanding any other term or provision of this Agreement, in the event of a Change of Control of the Company, Sections 9 through 15 in this Part II shall become effective and govern the terms and conditions of the Executive’s employment during the Change of Control Employment Period and supersede any inconsistent provisions of Part I.  For purposes hereof:  (i) the term “Company” includes any acquirer or successor to Central Virginia Bankshares, Inc. or Central Virginia Bank; and (ii) the term “affiliated companies” includes any company controlled by, controlling or under common control with the Company.

10.           Terms of Employment During or After a Change in Control.

(a)           Position and Duties.  During the Change of Control Employment Period, (i) the Executive’s position, authority, duties and responsibilities will be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the ninety (90) day period immediately preceding the Change of Control Date, and (ii) the Executive’s services will be performed at the location where the Executive was employed immediately preceding the Change of Control Date or any office that is the headquarters of the Company or the Bank and is less than thirty-five (35) miles from such location; it being understood and agreed that this subsection (ii) shall supersede the provisions of Section 6(c)(iii) dealing with the relocation of the Executive following a Change of Control.

(b)           Compensation and Benefits.  During the Change of Control Employment Period, the Executive shall be entitled to the following based on the applicable compensation, plan or program paid or payable, or provided, to the Executive by the Company and its affiliated companies for the twelve (12) month period immediately preceding the Change of Control Date (the “Pre-Change in Control Period”):

(i)           an annual base salary at least equal to the base salary paid or payable to the Executive by the Company and its affiliated companies for the Pre-Change in Control Period, that is reviewed at least annually, that is increased at any time and from time to time as will be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Company and its affiliated companies, that subsequently will not be reduced after any such increase (the term “Annual Base Salary” as used in this Agreement refers to the Annual Base Salary as so increased);

(ii)           an annual incentive opportunity generally applicable to other peer executives of the Company and its affiliated companies, but in no event providing the Executive with a less favorable opportunity to earn a target annual bonus than that under the annual incentive plan as in effect at any time during Pre-Change in Control Period (including an annual bonus opportunity of equal to at least that percentage, if any, of the Executive’s then current annual base salary as provided in Section 3(a));

(iii)           other incentive (including stock incentive) opportunities or awards generally applicable to other peer executives of the Company and its affiliated companies, but in no event providing the Executive with a less favorable such incentive opportunity or award (including an annual stock opportunity or award with a value equal to at least that percentage, if any, of the Executive’s then current base salary as provided in Section 3(b)); and

(iv)           participation in savings and retirement, insurance plans, policies and programs, coverage under welfare benefit plans, policies and programs, fringe benefits and vacation that either (A) is applicable generally to other peer executives of the Company and its affiliated companies or (B) provides substantially the same savings opportunities and retirement benefit opportunities, coverage under welfare benefit plans, policies and programs, fringe benefits and vacation in the aggregate as those provided by the Company and its affiliated companies for the Executive under such plans, policies and programs as in effect at any time during the Pre-Change in Control Period.

(c)           Acceleration of Vesting of Stock Awards.  Except as may be otherwise agreed to by the Executive, all stock option and similar agreements with the Executive evidencing the grant of a stock option or other award under the Company’s 2006 Stock Incentive Plan or any successor or replacement plan will provide that (i) the vesting of such stock awards will accelerate and become immediately exercisable and fully vested as of the Change of Control Date, and (ii) in the case of stock options, the Executive will have at least ninety (90) days after termination of employment, or such longer period as may be provided for in the separate stock option agreement, but in no event longer that the end of the regular term thereof (determined without regard to the Executive’s cessation of employment) to exercise the stock options.

11.           Termination of Employment Following Change of Control.

(a)           Death or Incapacity.  The Executive’s employment will terminate automatically upon the Executive’s death or Incapacity (as defined in Section 6(a)) during the Change of Control Employment Period.

(b)           Cause.  The Company may terminate the Executive’s employment during the Change of Control Employment Period for Cause (as defined in Section 6(b)).

(c)           Good Reason.  The Executive’s employment may be terminated during the Change of Control Employment Period by the Executive for Good Reason (as defined in Section 6(c).

(d)           Other Termination.  The Board of Directors of the Company may request in writing that the Executive relinquish the Executive’s position and terminate the Executive’s employment in order to facilitate or ensure that an acquisition occurs that does not meet the definition in Section 15 of a “Change of Control.” In this event, the Executive’s employment will be deemed terminated without Cause, and the Executive will be entitled to the benefits under Section 12.

(e)           Notice of Termination.  Any termination during the Change of Control Employment Period by the Company or by the Executive for Good Reason shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(f)           Date of Termination.  “Date of Termination” for Part II of this Agreement means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Incapacity, the date specified in the Notice of Termination (which shall not be less than thirty nor more than sixty days from the date such Notice of Termination is given), and (iii) if the Executive’s employment is terminated for Incapacity (as defined in Section 6 (a )) thirty days after Notice of Termination is given, provided that the Executive shall not have returned to the full-time performance of duties during such thirty  day period.

12.           Compensation Upon Termination.

(a)           Termination Without Cause or for Good Reason.  The Executive will be entitled to the following benefits if, during the Change of Control Employment Period, the Company terminates the Executive’s employment without Cause or the Executive terminates employment with the Company or any affiliated company for Good Reason:

(i)           Accrued Obligations.  The Accrued Obligations are the sum of: (A) the Executive’s Annual Base Salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given; (B) the amount, if any, of any incentive or bonus compensation theretofore earned which has not yet been paid; (C) the product of the Annual Bonus paid or payable, including by reason of deferral, for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the Date of Termination and the denominator of which is 365; and (D) any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not yet been paid to the Executive (but not including amounts that previously had been deferred at the Executive’s request, which amounts will be paid in accordance with the Executive’s existing directions).  The Accrued Obligations will be paid to the Executive in a lump sum payment of cash or stock, as applicable, at the end of the payroll period that follows the payroll period after the Date of Termination; provided, however, that if payment of any such Accrued Obligation at such time would result in a prohibited acceleration under Section 409A of the Code, such Accrued Obligation shall be paid at the time the Accrued Obligation would have been paid under the applicable plan, policy, program or arrangement relating to such Accrued Obligation had the Executive remained employed with the Company or the Bank.

(ii)           Salary Continuance Benefit.  The Salary Continuance Benefit is an amount equal to 2.0 times the Executive’s Final Compensation.  For purposes of this Agreement, “Final Compensation” means the Annual Base Salary in effect at the Date of Termination, plus the average Annual Bonus paid or payable for the two most recently completed years (both of which shall include any amount contributed therefrom by the Executive to a salary reduction agreement or any other program that provides for pre-tax salary reductions or compensation deferrals and shall include any such compensation paid by the Company or any of its subsidiaries).  The Salary Continuance Benefit will be paid to the Executive in a lump sum cash payment at the end of the payroll period that follows the payroll period in which his employment terminates.

(iii)           Health Care Continuance Benefit.  If Executive timely elects COBRA coverage, his current benefits under group health and dental plans will continue. In such case, (a) Executive will receive such benefits at the rates paid by active participants, and (b) for eighteen months the Company will continue to pay its portion of the premiums.  In no event shall such benefits continue beyond the period permitted by COBRA, and periods of coverage under this Agreement shall offset Executive’s period of coverage under COBRA.

(iv)           Possible Reduction in Payment and Benefits.  It is the intention of the parties that no payment be made or benefit provided to Executive pursuant to this Agreement that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Company or the imposition of an excise tax on Executive under Section 4999 of the Code.  If the independent accountants serving as auditors for the Company on the date of a Change of Control (or any other accounting firm designated by the Company) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on a Change of Control, would be nondeductible by the Company under Section 280G of the Code, then the payments scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible.  The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties.  Executive shall have the right to designate within a reasonable period, which payments or benefits will be reduced provided, however, that if no direction is received from Executive, the Company shall implement the reductions in its discretion.

(b)           Death.  If the Executive dies during the Change of Control Employment Period, this Agreement will terminate without any further obligation on the part of the Company under this Agreement, other than for (i) payment of the Accrued Obligations at the time set forth in Section 12(a)(i); (ii) three (3) months of the Executive’s Base Salary (which shall be paid to the Executive’s beneficiary designated in writing (provided such writing is executed and dated by the Executive and delivered to the Company in a form acceptable to the Company prior to the Executive’s death) and surviving the Executive or, if none, the Executive’s estate, as applicable, over the three (3) month period beginning with the month following the month in which the Executive’s death occurred in accordance with the established payroll practices of the Company (not less frequently than monthly); (iii) the timely payment or provision of the Health Care Continuance Benefit to the Executive’s spouse and dependents (not less frequently than monthly) for eighteen months following the date of death; and (iv) the timely payment of all death and retirement benefits pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies.

(c)           Incapacity.  If the Executive’s employment is terminated because of the Executive’s Incapacity during the Change of Control Employment Period, this Agreement will terminate without any further obligation on the part of the Company under this Agreement, other than for (i) payment of the Accrued Obligations at the time set forth in Section 12 (a)(i); (ii) three (3) months of the Executive’s Base Salary (which shall be paid to the Executive in a lump sum cash payment as soon as administratively feasible after the Date of Termination); (iii) the timely payment or provision of the Health Care Continuance Benefit (not less frequently than monthly) for eighteen months following the Date of Termination; and (iv) the timely payment of all disability and retirement benefits pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies.

(d)           Cause: Other than for Good Reason.  If the Executive’s employment is terminated for Cause during the Change of Control Employment Period, this Agreement will terminate without further obligation to the Executive other than the payment to the Executive of the Annual Base Salary through the Date of Termination, plus the amount of any compensation previously deferred by the Executive.  If the Executive terminates employment during the Change of Control Employment Period, excluding a termination for Good Reason, this Agreement will terminate without further obligation to the Executive other than for the Accrued Obligations (which will be paid at the time set forth in Section 12(a)(i)) and any other benefits to which the Executive may be entitled pursuant to the terms of any plan, program or arrangement of the Company and its affiliated companies.

13.           Fees and Expenses: Mitigation: Noncompetition.

(a)           The Company will pay or reimburse the Executive for all costs and expenses, including, without limitation, court costs and reasonable attorneys’ fees, incurred by the Executive (i) in contesting or disputing any termination of the Executive’s employment or (ii) in seeking to obtain or enforce any right or benefit provided by Part II of this Agreement, in each case provided the Executive’s claim is substantially upheld by a court of competent jurisdiction.  Any reimbursements to be paid by the Company to the Executive under this Section 13 must be paid within 45 days after the termination of any such litigation or other proceeding, or the settlement thereof, under terms on which the Executive’s claim is substantially upheld.

(b)           The Executive shall not be required to mitigate the amount of any payment the Company becomes obligated to make to the Executive in connection with this Agreement, by seeking other employment or otherwise.  Except as specifically provided above with respect to the Health Care Continuance Benefit, the amount of any payment provided for in Section 12 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by the Executive as the result of employment by another Bank after the Date of Termination, or otherwise.

(c)           The Executive will not be required to comply with the noncompetition covenant in Section 7(f) if the Executive’s employment is terminated during the Change of Control Employment Period without Cause or he terminates during the Change of Control Employment Period for Good Reason.  Otherwise, the covenants in Section 7(f ) shall apply.  The covenants and restrictions in Sections (g) through (h) and 8 will apply, regardless of the reason for termination of the Executive’s employment.

14.           Continuance of Health Care Continuation Benefits Upon Death.  If the Executive dies while receiving a Health Care Continuance Benefit, the Executive’s spouse and dependents will continue to be covered under all applicable Health Care Plans during the remainder of the eighteen month coverage period as described above.

15.           Change of Control Defined.  For purposes of this Agreement, a “Change of Control” shall mean:

(a)           the acquisition after the Effective Date by any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act’) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), of securities of the Company representing 20% or more of the combined voting power of the then outstanding securities; provided, however, that the following acquisitions shall not constitute a Change of Control:

(i)           acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege);

(ii)            any acquisition by the Company;

(iii)           any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(iv)           any acquisition pursuant to a reorganization, merger or consolidation by any corporation owned or proposed to be owned, directly or indirectly, by shareholders of the Company if the shareholders’ ownership of securities of the corporation resulting from such transaction constitutes a majority of the ownership of securities of the resulting entity and at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the Incumbent Board as defined in this Agreement at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(b)           where individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than a member of the Board of Directors; or

(c)           the Company consummates after the Effective Date:

(i)           a merger, statutory share exchange, or consolidation of the Company with any other corporation, except as provided in subparagraph (a)(iv) of this section, or

(ii)           the sale or other disposition of all or substantially all of the assets of the Company.

Part III:  Miscellaneous

16.           Regulatory Requirements.  Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Company (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if:

(a)  such payment or action is prohibited by any governmental agency having jurisdiction over the Company or any of its subsidiaries (hereinafter referred to as “Regulatory Authority”) because the Company or any of its subsidiaries is declared by such Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound matter; or

(b)  such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Company, including, without limitation, the Emergency Economic Stabilization Act of 2008 and the Federal Deposit Insurance Act, as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

17.           Documents.  All documents, record, tapes and other media of any kind or description relating to the business of the Company or any of its subsidiaries (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company.  The Documents (and any copies) shall be returned to the Company upon the Executive’s termination of employment for any reason or at such earlier time or times as the Board of Directors of the Company or its designee may specify.

18.           Severability.  If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect and shall be enforceable according to their terms.  No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.

19.           Modification.  The parties expressly agree that, except where prohibited under applicable law or public policy, should a court find any provision of this Agreement, or part thereof, to be unenforceable or unreasonable, the court may modify the provision, or part thereof, in a manner which renders that provision reasonable, enforceable, and in conformity with the public policy of Virginia.

20.           Governing Law.  To the extent not preempted by federal law, this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

21.           Notices.  All written notices required by this Agreement shall be deemed given when delivered personally or sent by registered or certified mail, return receipt requested, to the parties at their addresses set forth on the signature page of this Agreement.  Each party may, from time to time, designate a different address to which notices should be sent.

22.           Amendment.  This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties hereto or their legal representatives.

23.           Binding Effect.  This Agreement shall be binding upon the Executive and on the Company, its successors and assigns effective on the date first above written subject to the approval by the Board of Directors of the Company.  The Company will require any successor to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  If the Executive dies before receiving all payments due under this Agreement, unless expressly otherwise provided hereunder or in a separate plan, program, arrangement or agreement, any remaining payments due after the Executive’s death shall be made to the Executive’s beneficiary designated in writing (provided such writing is executed and dated by the Executive and delivered to the Company in a form acceptable to the Company prior to the Executive’s death) and surviving the Executive or, if none, to the Executive’s estate.

24.           No Construction Against Any Party.  This Agreement is the product of informed negotiations between the Executive and the Company.  If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties.  The Executive and the Company agree that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

25.           Deferred Compensation Omnibus Provision.  Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time, including without limitation payment and provision of benefits only in connection with the occurrence of a permissible payment event contained in Section 409A (e.g. death, disability, separation from service from the Company and its affiliates as defined for purposes of Section 409A of the Code), and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance.  Notwithstanding any other provision of this Agreement, the

Company’s Compensation Committee or Board of Directors is authorized to amend this Agreement, to amend or void any election made by the Executive under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply, or to evidence or further evidence required compliance, with Section 409A of the Code (including any transition or grandfather rules thereunder).  For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.  If the Executive is a key employee (as defined in Section 4 16(i) of the Code without regard to paragraph (5) thereof) and any of the Company’s stock is publicly traded on an established securities market or otherwise, then payment of any amount or provision of any benefit under this Agreement which is considered deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”).  In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.  In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at the Executive’s expense, with the Executive having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.  For purposes of this Agreement, termination of employment and Date of Termination will be read to mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after such date or that the level of bona fide services Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.

26.           Entire Agreement.  Except as provided in the remainder of this paragraph, this Agreement constitutes the entire agreement of the parties with respect to the matters addressed herein and it supersedes all other prior agreements and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement including, without limitation, agreements in effect immediately prior to any Change of Control.  It is specifically agreed and acknowledged that:  (i) any applicable plan or agreement providing for rights upon the occurrence of a change of control other than those designated as severance, separation, change of control or employment agreements shall not be superseded by this Agreement and shall operate in accordance with their terms; (ii) except as provided in this Agreement, the Employee shall not be entitled to severance payments or benefits under any severance or similar plan, program, arrangement or agreement of or with the Employer or the Company for any cessation of employment occurring while this Agreement is in effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written herein.

CENTRAL VIRGINIA BANKSHARES, INC. By /s/ James T. Napier Its Chairman	CENTRAL VIRGINIA BANK By /s/James T. Napier Its Chairman
HERBERT E. MARTH, JR. /s/Herbert E. Marth, Jr. Address: ___________________________________ ___________________________________